QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of Mueller Water Products, Inc.

SUBSIDIARIES	STATE/COUNTRY OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Anvil 1, LLC	Delaware
Anvil 2, LLC	Delaware
AnvilStar, LLC	Delaware
Anvil International, LP	Delaware
Anvil International, LLC	Delaware
Henry Pratt Company, LLC	Delaware
Henry Pratt International, LLC	Delaware
Hersey Meters Co., LLC	Delaware
Hunt Industries, LLC	Delaware
Hydro Gate, LLC	Delaware
James Jones Company, LLC	Delaware
J.B. Smith Mfg Co., LLC	Delaware
Jingmen Pratt Valve Co. Ltd.	People's Republic of China
MCO 1, LLC	Alabama
MCO 2, LLC	Alabama
Mueller Canada Holding Corp.	Canada
Mueller Canada Ltd.	Canada
Mueller Co. Ltd.	Alabama
Mueller Group Co-Issuer, Inc.	Delaware
Mueller Group, LLC	Delaware
Mueller Service Co., LLC	Delaware
Milliken Acquisition Valve, LLC	Delaware
Mueller International, Inc.	Delaware
Mueller International, LLC	Delaware
Mueller International Finance, Inc.	Delaware
Mueller International Finance, LLC	Delaware
United States Pipe and Foundry Company, LLC	Alabama

QuickLinks

Subsidiaries of Mueller Water Products, Inc.